Exhibit 10.1

STOCK PURCHASE AGREEMENT

dated as of

July 11, 2025

by and among

OPENLOCKER HOLDINGS, INC.,

CRISP MOMENTUM INC.

and

DIGITAL KNIGHT FINANCE S.Á.R.L.

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Table of Contents

(continued)

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of July 11, 2025, is entered into by and among OpenLocker Holdings, Inc., a Delaware corporation (the “Purchaser”), (ii) Crisp Momentum Inc., a Delaware corporation (the “Company”), and (iii) Digital Knight Finance S.á.r.l., a Luxembourg company (the “Seller”).

W I T N E S E T H:

WHEREAS, the Seller owns all of the outstanding shares of capital stock of the Company (the “Common Stock” or “Company Stock”);

WHEREAS, upon the terms and subject to the conditions set forth herein, the Purchaser desires to acquire from the Seller, and the Seller desires to sell to the Purchaser, all of the Company Stock; and

WHEREAS, the parties to this Agreement desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to such transactions.

NOW, THEREFORE, in consideration of the premises, representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Article I. DEFINITIONS

Section 1.01 Definitions. The following terms, as used herein, have the following meanings:

(a)	“Action” means any action, proceeding, lawsuit, claim, complaint, charge, cause of action or suit (whether in contract or tort or otherwise), demand, grievance, audit, examination, hearing, investigation, arbitration, litigation (whether civil, criminal or administrative, whether in law or in equity), controversy, assessment or other proceeding commenced or brought by any Person, or conducted or heard by or before any arbitrator, court, tribunal or other Governmental Authority.

(b)	“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, the Company shall be considered an Affiliate of the Purchaser following the Closing.

(c)	“Business” means the business of the Company as conducted at and prior to the Closing Date.

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(d)	“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.

(e)	“Bylaws” means the bylaws of the Company, as amended from time to time.

(f)	“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. No. 116-136 (H.R. 748)) and any and all Laws promulgated thereunder (including any SBA rules, regulations and guidance).

(g)	“Certificate of Incorporation” means the certificate of incorporation of the Company, as amended from time to time.

(h)	“Code” means the Internal Revenue Code of 1986, as amended.

(i)	“Company Data” means all confidential data, information, and data compilations contained in the IT Systems or any databases of the Company, including Personal Data, that are used by, or necessary to the Business of, the Company.

(j)	“Company Intellectual Property” means, collectively, all Owned Intellectual Property and all Licensed Intellectual Property.

(k)	“Company Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance, change-in-control, fringe benefit, retention, or similar contract, plan, program, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option, stock purchase or other stock related rights or equity-based awards, other forms of incentive or deferred compensation, vacation benefits, paid time off, insurance (including any stop-loss arrangements), health or medical benefits, welfare or fringe benefits, employee assistance program, disability or sick leave benefits, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), which is sponsored or maintained, administered or contributed to, or is required to be contributed to, by the Company or any ERISA Affiliate of the Company and covers any current or former employee, director or individual consultant or individual independent contractor of the Company, and/or their dependents or beneficiaries, or with respect to which the Company or any ERISA Affiliate of the Company has any present or future Liability, in either case whether written or unwritten, formal or informal, and whether or not subject to ERISA.

(l)	“Company Software” means all Software owned or purported to be owned by the Company.

(m)	“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage or other arrangement, whether written or oral.

(n)	“Damages” means, without duplication, any loss, cost (including costs of investigation, defense and enforcement of this Agreement), expense or amount paid in settlement, claim, demand, award, judgment, assessment, fine, penalty, deficiency, charge, damage, dues, injury, Liability, Tax, interest, fee or expense, including reasonable and documented legal expenses and other reasonable and documented out-of-pocket costs associated therewith; provided, that “Damages” shall not include any punitive, incidental, speculative or special damages unless asserted in connection with a Third-Party Claim.

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(o)	“Data Processor” means a Person or Governmental Authority that Processes Personal Data on behalf of, or at the direction of, or while providing services to, the Company.

(p)	“Dispute Resolution Arbiter” means such nationally recognized independent accounting firm mutually agreed upon in writing by the Purchaser and the Seller, and provided that in the event that the Purchaser and the Seller are unable to agree on another nationally recognized independent accounting firm within five days of the commencement of efforts to do so, each of Purchaser and Seller shall select one nationally recognized independent accounting firm, and to two nationally recognized independent accounting firms so selected shall select the sole Dispute Resolution Arbiter.

(q)	“Earn-Out Determination Date” means (i) December 31, 2026 (the “First Earn-Out Determination Date”), and (ii) December 31, 2027 (the “Second Earn-Out Determination Date”).

(r)	“Earn-Out Measurement Period” means January 1, 2026 through December 31, 2027.

(s)	“Environmental Law” means any Law relating to protection of the environment or human health and safety, exposure to Hazardous Substances, to pollution or to the use, treatment, storage, disposal, release or transportation of Hazardous Substances.

(t)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

(u)	“ERISA Affiliate” of any entity means any other entity, which, together with such entity, “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulation promulgated thereunder.

(v)	“Fraud” means, with respect to any party, a false representation by that person, either in this Agreement or in any written materials provided or made available by or on behalf of such party to the other party or its Representatives in connection with the transactions contemplated hereby, constituting fraud under Delaware common law, being a misrepresentation: (i) with knowledge that such representation is false, (ii) with an intention to induce another party to act or refrain from acting in reliance upon it, (iii) causing that other party, in reliance upon that false representation, to take or refrain from taking action (including entry into this Agreement) and (iv) causing that other party to suffer damage by reason of such reliance; but notwithstanding Delaware common law or otherwise, “Fraud” will not include any type of constructive or equitable fraud.

(w)	“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, as consistently applied.

(x)	“Governmental Authority” means any transnational, domestic or foreign, federal, state, local or municipal governmental, regulatory or administrative authority, department, court, tribunal, arbitral body, agency, instrumentality, commission or official, including any political subdivision thereof.

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(y)	“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

(z)	“Income Taxes” means Taxes (i) imposed on, or with reference to, net income or gross receipts, or (ii) imposed on, or with reference to, multiple bases including net income or gross receipts.

(aa)	“Indemnified Taxes” means, without duplication, any and all (a) Taxes (or the non-payment thereof) of Seller, (b) Taxes (or the non-payment thereof) of or imposed on the Company for any Pre-Closing Tax Period and the portion through the end of the Closing Date for any Straddle Period, (c) Taxes (or the non-payment thereof) of any member of an affiliated group of which the Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar U.S. state or local, or non-U.S. Law, (d) Transfer Taxes (or the non-payment thereof), (e) Taxes (or the non-payment thereof) arising from or attributable to any reorganization, reincorporation, or mergers of the Company (or any predecessor of any of the foregoing) effectuated prior to the Closing Date, and (f) Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing.

(bb)	“Intellectual Property” means all intellectual property and intellectual property rights protected by Law in any jurisdiction, including rights arising from or associated with any of the following: (a) copyrights and other copyrightable works of authorship (whether registered or unregistered) and applications for registration (collectively, “Copyrights”), (b) patents and pending patent applications (including provisionals, continuations, divisionals, continuations-in-part, reissues or reexaminations thereof), inventions, methods and processes (collectively, “Patents”), (c) trademarks, service marks, trade names, logos, slogans, trade dress and brand names (in each case, whether registered or unregistered), together with all of the goodwill associated therewith, and applications to register any of the foregoing (collectively, “Trademarks”), (d) internet domain names and the goodwill associated with the foregoing, (e) trade secrets, formulae, know-how, concepts, reports, customer lists, mailing lists, business plans or other proprietary information that provides the owner with a competitive advantage or otherwise derive value from being maintained in confidence (collectively, “Trade Secrets”), (f) rights in Software and (g) moral rights, database rights, design rights, mask works, know-how and publicity rights.

(cc)	“IRS” means the United States Internal Revenue Service.

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(dd)	“IT Systems” means all information technology and computer systems (including the hardware, Software, firmware, middleware, equipment, electronics, platforms, servers, workstations, routers, hubs, switches, interfaces, data, databases, data communication lines, network and telecommunications equipment, websites and internet-related information technology infrastructure, wide area network and other telecommunications or information technology equipment), relating to the transmission, storage, maintenance or analysis of data in electronic format owned or leased by, or licensed to, the Company or used to Process Company Data in the conduct of the Business.

(ee)	“Knowledge of Purchaser” means the actual knowledge of any director or executive officer of the Purchaser, after reasonable inquiry and investigation.

(ff)	“Knowledge of the Company” means (a) the actual knowledge of any director or executive officer of the Company, and (b) the knowledge that such Persons would reasonably be expected to have as a result of any such Person’s status as an officer, director, or employee of the Company, including as a result of making reasonable inquiries of their direct reports.

(gg)	“Law” means any supranational, foreign, federal, state, municipal or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority.

(hh)	“Liabilities” means, with respect to any Person, any indebtedness, liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether directly incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

(ii)	“Licensed Intellectual Property” means all Intellectual Property owned by a Person (other than the Company) that the Company uses or otherwise exploits or has the right to use.

(jj)	“Lien” means, with respect to any property or asset, any mortgage, deed of trust, deed to secure debt, lien, license, lease, right of way, title option, hypothecation, easement, defect in title, pledge, charge, security interest, option, encumbrance, encroachment, restriction, or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement other title retention agreement relating to such property or asset.

(kk)	“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.

(ll)	“Material Adverse Effect” means any result, occurrence, fact, change, circumstance, condition, event or effect, individually or in the aggregate, that has had, or would reasonably be expected to have, a material adverse effect on (a) the condition (financial or otherwise), business, assets (including intangible assets and rights) or results of operations of the Company, or (b) the ability of the Seller to consummate the transactions contemplated hereby on a timely basis.

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(mm)	“Order” means any order, writ, injunction, stipulation, judgment, ruling, assessment, arbitration award, plan or decree issued, made, entered, rendered or otherwise put into effect by or under the authority of any Governmental Authority.

(nn)	“Organizational Documents” means: (a) the certificate of incorporation, articles of incorporation or articles of association and by-laws of any corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate of formation or articles of organization and operating agreement of any limited liability company; and (e) any charter or similar document adopted.

(oo)	“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company.

(pp)	“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020, and including any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notice 2020-65).

(qq)	“Permit” means all permits, authorizations, certificates, franchises, consents and other approvals from any Governmental Authority required under applicable Laws.

(rr)	“Permitted Liens” means (a) Liens for Taxes or governmental assessments, charges or claims (i) the payment of which is not yet due and payable or (ii) that are being contested in good faith by appropriate proceedings, (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by applicable Law incurred in the ordinary course of business and that do not secure indebtedness for borrowed money, (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security Laws, (d) non-exclusive licenses of Intellectual Property granted by or issued to the Company in the ordinary course of business, (e) zoning restrictions and minor irregularities of title on real property that do not in the aggregate materially detract from the value or existing use or occupancy thereof, (f) Liens to secure landlords, lessors or renters under leases or rental agreements, and (g) Liens relating to the transferability of securities under applicable securities Laws.

(ss)	“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

(tt)	“Personal Data” means “personal data,” “personal information,” “protected health information,” “nonpublic personal information,” or other similar terms as defined by Privacy Requirements and applicable to the particular context and time period.

(uu)	“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

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(vv)	“Pre-Closing Taxes” means, without duplication, (a) any and all unpaid Taxes of or with respect to the Company for or relating to a current Tax period (or portion thereof) ending on the Closing Date, (b) any unpaid Liabilities for amounts that the Company has deferred pursuant to Section 2302 of the CARES Act and the Payroll Tax Executive Order to a date after the Closing Date, and (c) any unpaid Taxes imposed on the Company under Section 965 of the Code (including any Taxes with respect to which an election was made under Section 965(h) of the Code); provided that items (a) through (c) in this definition of Pre-Closing Taxes shall be calculated, (i) to the extent determined in accordance with applicable Law, in accordance with the past practices (including reporting positions, elections, and accounting methods) of the Company in preparing Tax Returns, (ii) by taking into account any payments of estimated, or other prepayment of, any Pre-Closing Taxes, (iii) for purposes of determining Pre-Closing Taxes for the taxable year of any pass-through entity or “controlled foreign corporation” (as defined in Section 957 of the Code) shall be deemed to terminate as of the end of the Closing Date (including for purposes of recognizing any income pursuant to Section 951 or Section 951A of the Code) and relevant items of income, gain, deduction, loss or credit of such pass-through entity or controlled foreign corporation shall be allocated to a portion of the taxable year or period of such pass-through entity or controlled foreign corporation that ends as of the end of the Closing Date on a “closing of the books basis” and (iv) by excluding any Taxes attributable to transactions outside the ordinary course of business on the Closing Date after the time of the Closing.

(ww)	“Privacy Requirements” means, to the extent applicable to the Company, any and all Laws, industry requirements, and Contracts relating to the protection or Processing of Personal Data, including, but not limited to the extent applicable and effective: (a) U.S. state and federal Laws that prohibit unfair or deceptive acts and practices, such as the Federal Trade Commission Act, 15 U.S.C. § 45 et seq.; the Stored Communications Act, 18 U.S.C. § 2701-12, et seq.; the CAN-SPAM Act of 2003, 15 U.S.C. §§ 7701 et seq.; the Telephone Consumer Protection Act, 47 U.S.C. § 227; the Electronic Communications Privacy Act, 18 U.S.C. §§ 2510-22; the Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq.; the Health Insurance Portability and Accountability Act of 1996; the Health Information Technology for Economic and Clinical Health Act; the California Online Privacy Protection Act, Cal. Bus. & Prof. Code § 22575 et seq.; the California Consumer Privacy Act, Cal. Civ. Code § 1798.100 et seq.; Cal. Civ. Code § 1798.82; N.Y. Gen. Bus. Law § 899-aa et seq.; Mass. Gen. Law 93H, 201 C.M.R. 17.00; Nev. Rev. Stat. 603A; Cal Civ. Code § 1798.83; the Illinois Biometric Information Privacy Act, 740 ILCS 14 et seq.; N.Y. Gen. Bus. Law §899-bb; the European Union’s Directive on Privacy and Electronic Communications (2002/58/EC) and General Data Protection Regulation (2016/679); and all other Laws and binding regulations relating to data protection, information security, cybercrime, Security Incident notification, social security number protection, outbound communications and/or electronic marketing, use of electronic data and privacy matters (including online privacy) in any applicable jurisdictions; (b) each Contract relating to the Processing of Personal Data applicable to the Company; and (c) the Payment Card Industry Data Security Standard.

(xx)	“Processing,” “Process,” or “Processed,” with respect to Personal Data or IT Systems, means any collection, access, acquisition, storage, protection, use, recording, maintenance, operation, dissemination, re-use, disposal, disclosure, re-disclosure, destruction, transfer, modification, or any other Processing (as defined by Privacy Requirements) of such Personal Data or IT Systems.

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(yy)	“Purchaser Common Stock” means the shares of common stock, par value $0.0001 per share, of Purchaser.

(zz)	“Purchaser Fundamental Representations” means the representations and warranties in Section 5.01 (Organization and Power), Section 5.02 (Authority and Enforceability), Section 5.03 (Noncontravention) and Section 5.05 (Finders’ Fees).

(aaa)	“Purchaser Indemnified Party” means the Purchaser, its Affiliates (including the Company after the Closing) and the respective Representatives of each of the foregoing.

(bbb)	“Representative” means, with respect to any Person, each of such Person’s directors, officers, employees, partners, members, managers, consultants, advisors, accountants, attorneys, agents and other representatives.

(ccc)	“Sanctioned Country” means any country against which the United States maintains comprehensive economic sanctions.

(ddd)	“Sanctioned Person” means any Person that is the target of Sanctions, including (i) a Person listed on a prohibited or restricted party list published by the United States government, including the U.S. Office of Foreign Assets Control’s “Specially Designated Nationals and Blocked Persons List” and “Consolidated Sanctions List,” or similar U.S. lists, or any such list maintained by the United Kingdom, the European Union or its Member States, or any other Governmental Authority that has jurisdiction over the Company; (ii) the government, including any political subdivision, agency, or instrumentality thereof, of any Sanctioned Country or of Venezuela; (iii) a Person located in, national of, resident in, or organized under the jurisdiction of, a Sanctioned Country; or (iv) a Person acting or purporting to act on behalf of, or a Person more than 50 percent or more owned or controlled, directly or indirectly, by, any of the parties listed in (i)-(iii).

(eee)	“Sanctions” means those trade, economic, and financial sanctions Laws, regulations, embargoes, and restrictive measures administered, enacted, or enforced from time to time by the United States Department of the Treasury’s Office of Foreign Assets Control or United States Department of State, the United Kingdom, the European Union (and its member states), or any other Governmental Authority that has jurisdiction over the Company.

(fff)	“Security Incident” means any unauthorized Processing of Personal Data, any unauthorized access to the Company’s IT Systems, or any incident that may require notification to any Persons, Governmental Authorities, or any other entity under Privacy Requirements.

(ggg)	“Seller Fundamental Representations” means the representations and warranties in Section 4.01 (Organization; Good Standing and Other Matters), Section 4.02 (Authority and Enforceability); Section 4.03 (Noncontravention), Section 4.04 (Capital Structure; Subsidiaries), Section 4.14 (Investment Purpose), Section 4.15 (Finders’ Fees), and the first sentence of Section 4.26 (Assets).

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(hhh)	“Seller Indemnified Party” means the Seller and its Representatives.

(iii)	“Software” means all computer programs (including any and all software, firmware, or implementation of algorithms, models and methodologies whether in source code, executable code, or object code), APIs, assemblers and compilers, data files, software libraries, device drivers, databases and database schema and compilations (including any and all data and collections of data, whether machine readable or otherwise), and documentation (including user manuals and training materials) relating to any of the foregoing.

(jjj)	“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

(kkk)	“Subsidiary” means, with respect to any Person, any entity of which units, securities or other ownership interests having ordinary voting power to elect a majority of the board of directors, board of managers or other persons performing similar functions are at the time directly or indirectly owned by such Person.

(lll)	“Tax Return” means any report (including any transfer pricing report), declaration, return, information return, claim for refund, or statement filed or required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto and any amendments thereof.

(mmm)	“Taxes” means (a) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, commercial rent tax, privilege, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, goods and services, alternative, add-on minimum or estimated tax or any other tax of any kind whatsoever and any interest, penalty, charge, addition thereto or other additional amount imposed with respect to any of the foregoing or relating to the failure to file any Tax Return and (b) any liability for the payment of amounts determined by reference to amounts described in clause (a) as a result of being or having been a member of any group of corporations that files or has filed Tax Returns on a combined, consolidated, unitary or similar basis, as a result of any obligation under any agreement or arrangement (including any tax sharing agreement), as a result of being a transferee or successor, or by Contract or otherwise.

(nnn)	“Third-Party Claim” means any actual or possible Action that has been or may be brought or asserted by a third party against an Indemnified Party and that may be subject to indemnification

(ooo)	“Trade Laws” means all applicable Laws and regulations related to the sale, transfer, release, disclosure, or export of U.S. origin goods, technical data, and services promulgated or enforced by the United States Department of State, United States Department of Commerce, or U.S. Department of Treasury’s Office of Foreign Assets Control in the United States Department of the Treasury, by the United States Department of Commerce.

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(ppp)	“Transaction Documents” means this Agreement, all exhibits and schedules hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.

(qqq)	“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement.

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule, but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” shall not be exclusive. The word “shall” shall be construed to have the same meaning and effect as the word “will”, unless the context otherwise requires. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References to the Company include any predecessor of the Company and any constituent Person (including any constituent of a constituent) absorbed by the Company in a consolidation or merger. All references to a day or days shall be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided. Whenever required by the context hereof, all pronouns and any variations thereof will be deemed to refer to the masculine, feminine and neuter, singular and plural. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. References to “Law,” “Laws” or to a particular Law shall be deemed also to include any and all applicable Laws. The phrases “made available,” “delivered to” or similar phrases in this Agreement shall mean that true and correct copies of the subject documents are included in the electronic data room hosted by Touchstone Advisors and made accessible to the Purchaser and its Representatives as of at least two (2) Business Days prior to the date hereof.

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Article II. THE STOCK PURCHASE

Section 2.01 Purchase and Sale. Upon the terms and subject to the conditions set forth herein, at the Closing, the Purchaser shall purchase from the Seller, and the Seller shall sell, convey, transfer and deliver to the Purchaser, all of the Company Stock, free and clear of all Liens, in exchange for the Share Consideration (the “Stock Purchase”).

Section 2.02 Share Consideration. As consideration for the Stock Purchase, at the Closing, the Purchaser shall issue to the Seller an aggregate of 35,600,000 shares of Purchaser Common Stock (the “Share Consideration”).

Section 2.03 Delivery of Share Consideration. At the Closing, the Purchaser shall issue and deliver the Share Consideration to the Seller by book-entry through its transfer agent (or, if mutually agreed, by physical certificate), subject to any applicable legends or restrictions under this Agreement or applicable Law.

Section 2.04 Withholding. Notwithstanding any provision contained herein to the contrary, Purchaser shall be entitled to deduct and withhold from the Share Consideration such amounts as are required to be deducted and withheld with respect to the making of such payment under any provision of applicable Law. Any amounts so withheld and remitted to the appropriate Governmental Authority shall be treated for all purposes of this Agreement as having been delivered to Seller in respect of which such deduction and withholding was made.

Section 2.05 Earn-Out.

(a)	Earn-Out Payments. In addition to the Share Consideration, the Seller shall have the potential opportunity to receive from Purchaser additional shares of Purchaser Common Stock (the “Earn-Out Shares”) in an aggregate amount not to exceed $6,000,000 in value (based on the average closing price of the Purchaser Common Stock on the primary securities exchange or trading market for the Purchaser Common Stock at such time, for the ten (10) trading days immediately prior to the date of issuance), calculated as follows:

(i)	If, as of the First Earn-Out Determination Date, the Company achieves or exceeds $2,500,000 in gross revenues, determined in accordance with GAAP (the “Revenue Target”), for the twelve (12)-month period ending December 31, 2026, then the Seller shall be entitled to receive Earn-Out Shares with an aggregate value of $6,000,000 (the “Earn-Out Payment”), and thereafter the provisions of Section 2.05(a)(ii) shall be inapplicable, and the provisions of this Section 2.05(a)(i) shall be further subject to the provisions of Section 2.05(a)(iii).

(ii)	If the Revenue Target is not achieved as of the First Earn-Out Determination Date, but thereafter, as of the Second Earn-Out Determination Date, the Company achieves or exceeds the Revenue Target for the twelve (12)-month period ending December 31, 2027, then the Seller shall be entitled to receive Earn-Out Shares with an aggregate value equal to the Earn-Out Payment (less the value of any Earn-Out Shares previously paid pursuant to Section 2.05(a)(i)), and the provisions of this Section 2.05(a)(ii) shall be further subject to the provisions of Section 2.05(a)(iii).

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(iii)	Notwithstanding the foregoing, if the Company’s total gross revenues for the applicable period are less than $2,500,000 but equal to or greater than $1,800,000, determined in accordance with GAAP (the “Hurdle”), then the Seller shall be entitled to receive Earn-Out Shares in a proportionately reduced amount, equal to the amount that the actual gross revenues for the applicable period bear to the Revenue Target. By way of example and not limitation, (i) in the event that the total gross revenues for the applicable period is $1,800,000 (72% of the Revenue Target), then the Seller would be entitled to receive Earn-Out Shares with an aggregate value of $4,320,000 (72% of $6,000,000); and (ii) in the event that the total gross revenues for the applicable period is $2,000,000 (80% of the Revenue Target), then the Seller would be entitled to receive Earn-Out Shares with an aggregate value of $4,800,000 (80% of $6,000,000). Any Earn-Out Shares issued pursuant to this Section 2.05(a)(iii) with respect to the twelve (12)-month period ending December 31, 2026 shall serve to reduce any Earn-Out Shares issuable pursuant to this Section 2.05(a)(iii) with respect to the twelve (12)-month period ending December 31, 2027, if applicable. By way of further example, if Seller earns Earn-Out Shares with an aggregate value of $4,320,000 with respect to the twelve (12)-month period ending December 31, 2026, then, with respect to the twelve (12)-month period ending December 31, 2027, Seller shall only be eligible to earn additional Earn-Out Shares with a maximum value of $1,680,000, regardless of whether the Revenue Target is met. No Earn-Out Shares shall be issued for any period in which gross revenue is below the Hurdle.

(iv)	For purposes of this Section 2.05, the “Company” shall mean the Company and all of its wholly owned or partially owned subsidiaries, and the Purchaser and any of its wholly owned or partially owned subsidiaries which are engaged is substantially the same business as the Company, including the Business.

(b)	Earn-Out Report. Within ninety (90) days following each Earn-Out Determination Date, Purchaser shall prepare and deliver to the Seller a report (each an “Earn-Out Report”) showing the computation of total gross revenue of the Company for the immediately preceding twelve (12)-month period ending on December 31 of the applicable year as of the applicable Earn-Out Determination Date. Each Earn-Out Report shall include reasonable supporting detail of Purchaser’s calculation of the Company’s total gross revenue. Each Earn-Out Report shall become final and binding upon the parties hereto on the thirtieth (30th) day following delivery thereof (the “Earn-Out Review Period”), unless Seller shall have given written notice of disagreement (the “Earn-Out Dispute Notice”) to Purchaser on or prior to the last day of the Earn-Out Review Period. Each Earn-Out Dispute Notice shall specify in reasonable detail the nature of any disagreement so asserted.

(c)	Inspection of Books and Records. During the Earn-Out Review Period, Purchaser shall reasonably cooperate with and assist, and shall cause the Company to reasonably cooperate with and assist, the Seller in the review of the Earn-Out Report, and provide the Seller with any information reasonably requested for its review, and shall permit the Seller and Seller’s accountants, upon reasonable notice at a mutually agreed upon time during normal business hours and at the Seller’s expense, to have reasonable access to the books, records, accountants and personnel of the Purchaser and the Company involved in the preparation of such Earn-Out Report and to make such inspections and copies of such books and records as Seller may reasonably request, from time to time to verify the methodology and amounts and information included in such Earn-Out Report.

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(d)	Dispute Resolution. During the thirty (30)-day period following the delivery of an Earn-Out Dispute Notice, the Purchaser and Seller shall seek in good faith to resolve any differences that they may have with respect to the matters specified in such Earn-Out Dispute Notice. If, at the end of such thirty (30)-day period, the Purchaser and Seller have not so resolved such differences, the Purchaser and Seller shall submit the dispute for resolution to the Dispute Resolution Arbiter for review and resolution of any and all matters that remain in dispute and that were included in such Earn-Out Dispute Notice. The Dispute Resolution Arbiter shall be engaged by the Purchaser and Seller within ten (10) days following the expiration of such thirty (30)-day period. The Purchaser and Seller shall use their commercially reasonable efforts to cause the Dispute Resolution Arbiter to determine those items in dispute and to render its report as to its resolution of such items and resulting computation of total gross revenue as of the applicable Earn-Out Determination Date and the corresponding Earn-Out Payment (or portion thereof) as soon as practicable. The Dispute Resolution Arbiter shall consider only those items and amounts that are identified as being items which the Purchaser and Seller are unable to resolve. The Dispute Resolution Arbiter’s determination shall be based solely on the calculation of the Company’s total gross revenues contained herein and the provisions of this Agreement, including this Section 2.05. In determining each disputed item, the Dispute Resolution Arbiter may not assign a value to such item greater than the greatest value for such item claimed by either party or less than the lowest value for such item claimed by either party. Further, the Dispute Resolution Arbiter’s determination shall be based solely on the presentations by the Purchaser and Seller that are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review), and the Dispute Resolution Arbiter shall not make any other determination including any determination as to whether any other items in the Earn-Out Report are correct. The Purchaser, the Company and Seller shall cooperate with the Dispute Resolution Arbiter and make available all relevant books and records and other items reasonably requested by the Dispute Resolution Arbiter. As promptly as practical, but in no event later than forty-five (45) days after its retention (or such longer period as reasonably requested by the Dispute Resolution Arbiter), the Dispute Resolution Arbiter shall deliver a final written report that sets forth its resolution of the disputed items and the amounts for each and its calculation of total gross revenue, and such final written report shall be conclusive and binding upon the parties, absent manifest error, Fraud or willful misconduct as determined by a non-appealable and binding decision by a court of law having jurisdiction over the parties. The costs and expenses of the Dispute Resolution Arbiter shall be allocated between Purchaser, on the one hand, and the Seller, on the other hand, based upon the percentage that the amounts by which their respective calculations of total gross revenue differ from the final determination of total gross revenue by the Dispute Resolution Arbiter. Each Earn-Out Payment (or portion thereof), as finally determined pursuant to this Section 2.05 (whether by agreement of the Purchaser and Seller, failure of the Seller to deliver a timely Earn-Out Dispute Notice or by the Dispute Resolution Arbiter’s report or a combination thereof), shall be referred to herein as the “Final Earn-Out Payment” (or portion thereof) for that respective Earn-Out Determination Date.

(e)	Timing of Payment. Purchaser shall issue any Earn-Out Shares due to Seller within seven (7) Business Days after the final determination of the Final Earn-Out Payment (or portion thereof) in accordance with this Section 2.05.

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(f)	Earn-Out Terms. The amounts, target and dates specified in this Section 2.05 with respect to any Earn-Out Payment (or portion thereof) have been negotiated by the parties hereto and, as a result, the achievement of the targets as of the specified date is material to the Purchaser’s agreement to make such Earn-Out Payment (or portion thereof), and therefore Seller understands and agrees that each Earn-Out Payment (or portion thereof) shall not be deemed earned if the specified target is not achieved as of the specified date, even if such target is not met by an immaterial amount.

(g)	Assumption. If during the Earn-Out Measurement Period, either or both of the Purchaser or the Company (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, or in the event that during the Earn-Out Measurement Period the Purchaser sells or otherwise transfers a majority of the equity or other interest of the Company to any Person, then, in each such case as a condition precedent to the consummation of such transactions, Purchaser and/or the Company, as applicable, shall use commercially reasonable efforts to make, or cause to be made, appropriate provisions so that the successors and assigns of the Purchaser and/or the Company, as applicable, assume the obligations set forth in this Section 2.05 and the other provisions of this Agreement as applicable to this Section 2.05, pursuant to documentation reasonably acceptable to the Seller.

(h)	Notwithstanding anything in this Agreement, other than as set forth in this Section 2.05(h), none of Purchaser or any of its Affiliates (i) will owe Seller any fiduciary duty in respect of this Section 2.05 or the earning of any Earn-Out Payment (or portion thereof), (ii) are making any guaranties or representations or warranties with respect to the likelihood of any Earn-Out Payment (or portion thereof) becoming payable or the performance of the business of the Company or (iii) will have any obligation in respect of this Section 2.05 other than an obligation to comply with the covenants and agreements expressly set forth in this Section 2.05, it being the parties’ intention that any other covenants, agreements and/or obligations set forth in any other section of this Agreement or any other Transaction Document to the extent relating to the earning or calculation of any Earn-Out Payment (or portion thereof) shall be superseded by the provisions of this Section 2.05 or otherwise waived and disclaimed as it relates to the earning or calculation of any Earn-Out Payment (or portion thereof), provided that, notwithstanding the foregoing, the Purchaser and the Company covenant and agree that they shall each (a) operate the Business in a commercially reasonable manner; (b) use their commercially reasonable efforts to achieve the Revenue Target is each of the periods set forth in Section 2.05(a); and (c) not undertake any actions or omit to take any actions which have the primary or material intent of minimizing or eliminating any obligation to issue, or the Seller’s ability to achieve, any Earn-Out Shares.

(i)	No Security. The parties hereto understand and agree that (i) the contingent right to receive any Earn-Out Payment (or portion thereof), if any, shall not be represented by any form of certificate or other instrument, is not transferable, and does not constitute an equity or ownership interest in Purchaser, the Company or any of their respective Affiliates, (ii) other than through the ownership of the Share Consideration, Seller shall not have any rights as a securityholder of Purchaser, the Company or any of their respective Affiliates as a result of Seller’s contingent right to receive any Earn-Out Payment (or portion thereof), if any, hereunder, (iii) Purchaser’s obligation to pay any Earn-Out Payment (or portion thereof) in accordance with this Agreement is an independent obligation and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to any preceding or subsequent Earn-Out Payment (or portion thereof) and (iv) no interest is payable with respect to any Earn-Out Payment, if any.

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(j)	Tax Treatment. Earn-Out Payments shall be treated as adjustments to the Share Consideration except as otherwise required by applicable Law.

Article III. THE CLOSING

Section 3.01 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place concurrently with the execution of this Agreement, remotely via the exchange of documents and signature pages via email, with teleconference calls conducted as needed, or at such other place and/or on such other date and/or time as is mutually agreed to in writing by Purchaser and the Seller. The date and time of the Closing are referred to herein as the “Closing Date.”

Section 3.02 The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions at the Closing:

(a)	Purchaser shall deliver, or cause to be delivered to Seller:

(i)	the Share Consideration, as set forth herein, by issuing to Seller the number of shares of Purchaser Common Stock constituting the Share Consideration, registered in the name of Seller or its designee, and delivering evidence of such issuance to Seller; and

(ii)	the Transaction Documents, duly executed by Purchaser.

(b)	the Seller shall deliver, or cause to be delivered:

(i)	if existing, certificates representing all of the outstanding shares of Company Stock, duly endorsed in blank, or the stock power in the form as attached hereto as Exhibit A transferring the shares of Company Stock to the Buyer, in proper form for transfer on the stock transfer books of the Company;

(ii)	a certified copy of the Certificate of Incorporation, the Bylaws and the resolutions of the board of directors of the Seller approving this Agreement and the transactions contemplated herein;

(iii)	a good standing certificate with respect to the Company issued by the Delaware Secretary of State, dated as of a date not more than three (3) Business Days prior to the Closing Date;

(iv)	the Transaction Documents, duly executed by the parties thereto other than Purchaser; and

(v)	a properly completed and executed IRS Form W-9 of Seller.

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Article IV. REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the written disclosure schedule delivered to Purchaser on the date hereof (the “Company Disclosure Schedule”), the Seller represents and warrants to Purchaser as of the Closing Date as follows:

Section 4.01 Organization; Good Standing and Other Matters.

(a)	Each of Seller and the Company is duly organized, validly existing and in good standing (or equivalent thereof) under the Laws of its jurisdiction of incorporation or formation and has all requisite corporate, partnership, limited liability company or other applicable power and authority required to own and lease its properties and to carry on the Business as currently conducted. Each of Seller and the Company is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of the Business as now conducted requires it to qualify, except where the failure to be so qualified would have a Material Adverse Effect. Each of Seller and the Company is duly qualified or licensed as a foreign entity to conduct the Business as currently conducted in each jurisdiction in which the location of the property owned, leased or operated by it or the nature of the Business makes such qualification necessary, except where the failure to be so qualified would have a Material Adverse Effect. The Company has all such licenses, registrations, qualifications and admissions to do business with respect to the Company and the Business, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

(b)	The copies of the Organizational Documents of the Company and Seller made available to Purchaser are complete and correct copies of such documents as in effect as of the date of this Agreement. There has been no violation of any of the provisions of the Organizational Documents of the Company or Seller, and neither the Company nor Seller has taken any action that is inconsistent in any material respect with any resolution adopted by Seller, the board of directors or equivalent body of the Company, or any committee of the board of directors or equivalent body of the Company.

Section 4.02 Authority and Enforceability.

(a)	The execution, delivery and performance by the Company of this Agreement and all agreements ancillary hereto to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, are within the Company’s corporate powers and have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other or further action or proceeding on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and all agreements ancillary hereto to which it is or will be a party, and the consummation by the Company of the transactions contemplated hereby and thereby. This Agreement and each Transaction Document to which the Company is or will be a party has been, or will be, duly executed and delivered by the Company, and each of them constitutes or will constitute a valid and binding agreement of the Company enforceable against the Company in accordance with their respective terms, except as limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar applicable Law affecting the enforcement of creditors’ rights and (ii) general rules of equity.

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(b)	The execution, delivery and performance by Seller of this Agreement and all agreements ancillary hereto to which Seller is or will be a party, and the consummation of the transactions contemplated hereby and thereby, are within Seller’s capacity and powers and have been duly and validly authorized by all necessary action on the part of Seller, and no other or further action or proceeding on the part of Seller is necessary to authorize the execution, delivery and performance by Seller of this Agreement and all agreements ancillary hereto to which he or she is or will be a party, and the consummation by the Seller of the transactions contemplated hereby and thereby. This Agreement and each Transaction Document to which Seller is or will be a party has been, or will be, duly executed and delivered by Seller, and each of them constitutes or will constitute a valid and binding agreement of Seller enforceable against Seller in accordance with their respective terms, except as limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar applicable Law affecting the enforcement of creditors’ rights and (ii) general rules of equity.

Section 4.03 Noncontravention. The execution and delivery of this Agreement and all agreements ancillary hereto to which the Company or Seller is or will be a party, and the consummation of the transactions contemplated hereby and thereby, will not (a) violate the provisions of the Company’s or Seller’s Organizational Documents, (b) violate in any material respect any Law or Order to which the Company or Seller is subject or by which any of their respective properties or assets is bound, (c) require the Company or Seller to obtain any consent or approval from, or give any notice to, or make any filing with any Governmental Authority, (d) result in a breach of or constitute a default under (with or without due notice or lapse of time or both), give rise to any right of termination, cancellation or acceleration under, or require the consent of any third party to, any Material Contract or any material Contract to which Seller is a party or by which the Company or Seller or any of their respective properties or assets is bound, or (e) result in the imposition or creation of any Lien (other than a Permitted Lien) upon or with respect to any of the assets or properties of the Company or the Company Stock, except in the case of clause (b) or clause (c) where such violation or the failure to give notice or obtain consent would result in a Material Adverse Effect.

Section 4.04 Capital Structure; Subsidiaries.

(a)	Capitalization. The authorized capital stock of the Company consists of 1,500 shares of Common Stock, of which 1,500 shares are issued and outstanding as of the date of this Agreement and all of which are owned by the Seller. There are no shares of capital stock held in the Company’s treasury. Seller has good, valid and marketable title to all of the issued and outstanding shares of Company Stock, free and clear of any and all Liens (other than arising pursuant to applicable securities Laws), and, by virtue of this Agreement, Purchaser will acquire good, valid and marketable title to such shares of Company Stock, free and clear of all Liens (other than arising pursuant to applicable securities Laws or created by Purchaser). There are no outstanding options, warrants or other rights to purchase or acquire shares of Company Stock. All of the outstanding shares of Company Stock have been duly authorized and validly issued, and are fully paid and nonassessable, and none of such shares is subject to any repurchase option, forfeiture provision or restriction on transfer, including under a restricted stock agreement or other agreement with the Company (other than restrictions on transfer imposed by virtue of any applicable Law relating to securities). The Seller is not, nor is any other Person, entitled to any preemptive or similar rights to subscribe for shares of capital stock of the Company that would survive the Closing. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter for which the holders of Company Stock may vote.

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(b)	Subsidiaries. The Company does not directly or indirectly own, or have any interest in any shares, or have an ownership interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any ownership interests in, any other Person.

Section 4.05 Financial Statements.

(a)	The Company has internally prepared its own financial statements, which have not been completed in accordance with GAAP and which have been prepared on a cash basis (collectively, the “Financial Statements”), and true, correct and complete copies thereof are set forth in Section 4.05(a) of the Company Disclosure Schedule. Since its formation, the Company has not made any change in accounting or tax principles, practices or policies from those utilized in the preparation of the Financial Statements. Neither the Company nor Seller has identified or has Knowledge of (i) any Fraud, whether or not material, that involves the Company or the Company’s management or other employees or other Persons who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (ii) any claim or allegation regarding the foregoing.

(b)	All books, records and accounts of the Company are true, complete, substantially correct and up to date in all material respects and kept in accordance with good business practices, the accrual basis of accounting used for federal income tax purposes, applied on a consistent basis throughout the periods involved, and all applicable Laws in all material respects, and have been made available to Purchaser upon the reasonable request of Purchaser.

(c)	The Company does not have any Liabilities other than: (i) Liabilities adequately reflected in, adequately reserved against or adequately disclosed in the Financial Statements, (ii) current Liabilities as incurred in the ordinary course of business since the dates of the Financial Statements, (iii) contingent Liabilities that are not required by GAAP to be reflected on the face of, or described in notes to, a balance sheet of the Company and (iv) Liabilities arising under this Agreement.

Section 4.06 Absence of Certain Changes. Since its formation on March 10, 2025: (a) the Company has conducted the Business in the ordinary course of business consistent with past practice, (b) there has not been a Material Adverse Effect, and (c) there has not been any loss, damage or destruction to, or any interruption in the use of, any material assets of the Company.

Section 4.07 Material Contracts.

(a)	Section 4.07(a) of the Company Disclosure Schedule sets forth a list of all of the following Contracts to which the Company is a party or by which the Company is bound as of the date of this Agreement (each, a “Material Contract”), true and correct copies of which (including all amendments, supplements, modifications, annexes or schedules thereto) have been delivered or made available to Purchaser:

(i)	any Contract: (A) imposing any material restriction on the Company to compete in any line of business or with any Person in any geographical area or to solicit customers, independent contractors or employees, (B) involving the grant by the Company of “most favored nation” status to any Person, (C) granting any exclusive rights by the Company to sell or distribute any products or services to any Person, or to purchase or acquire any products or services from any Person, or (D) to any Person a right of first refusal, right of first offer or similar preferential right to purchase any equity interests or assets of the Company;

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(ii)	any Contract for the sale of any of the assets or properties of the Company other than in the ordinary course of business for consideration of less than $50,000;

(iii)	any Contract regarding joint ventures, partnerships, or other similar agreement or arrangement, or other Contract that involves the sharing of revenues, profits, losses, costs or Liabilities by the Company with any other Person;

(iv)	any Contract under which the Company has borrowed any money or issued any note, bond, debenture or similar instrument, or has directly or indirectly guaranteed any borrowed money of any other Person or any note, bond, debenture or similar instrument issued by any other Person (it being understood that “borrowed any money” shall not include any trade accounts payable in the ordinary course of business consistent with past practices);

(v)	any Contract (including but not limited to any collective bargaining agreement) with any labor union, employee association, works council or other labor organization;

(vi)	any Contract pursuant to which the Company grants to any Person or is granted by any Person any license or other right (whether or not currently exercisable and including a right to receive a license, a covenant not to sue, and similar rights) under or with respect to (A) any material Company Intellectual Property, other than any non-exclusive license that is merely incidental to the transaction contemplated in the Contract in which such license is granted, (B) the development other than by an employee of the Company of any material Intellectual Property for the Company and (C) any settlement, co-existence, covenant not to sue, or similar agreements, in each case under which the Company is restricted in its right to use, enforce or register any Intellectual Property;

(vii)	any Contract relating to the acquisition or disposition (by merger, arrangement, amalgamation, consolidation or acquisition of shares or assets) by the Company of any Person or division thereof or collection of assets (other than the sale of inventory in the ordinary course of business);

(viii)	any other Contract that obligates the Company to pay, or that entitles the Company to receive, an amount in cash, goods, services or materials of $50,000 or more in any consecutive twelve (12)-month period that is not terminable without penalty upon less than sixty (60) days’ prior written notice by the Company;

(ix)	any Contract between the Company, on the one hand, and Seller or any Affiliate of Company or Seller, on the other hand;

(x)	any Contract involving capital expenditures by the Company or any of its Affiliates with respect to the Business in excess of $50,000 in the aggregate, other than those Contracts made in the ordinary course of business consistent with past practices;

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(xi)	any Contract with a Major Customer or Major Vendor;

(xii)	any Contract providing for: (A) change of control payments, (B) deferred compensation, or (C) the creation, acceleration or vesting of any right or interest for the benefit of, or payment of any amount to, any current or former employee, officer, consultant, independent contractor, manager, director or equity holder of the Company or any Affiliate of the Company which will become payable as a result of or in connection with the consummation of the transactions contemplated hereby;

(xiii)	any Contract with any employees, officers, consultants, independent contractors, managers or directors of the Company that provides for an annual base salary or annual fees in excess of $50,000;

(xiv)	any powers of attorney from the Company;

(xv)	any indemnification agreements, other than in connection with commercial transactions in the ordinary course of business;

(xvi)	any option or other Contract to purchase or otherwise acquire, sell or otherwise dispose of, or lease any interest in any real property; and

(xvii)	any commitment to enter into any Contract of the type described in the foregoing clauses of this Section 4.07(a).

(b)	The Material Contracts constitute lawful, valid and legally binding obligations of the Company and, to the Knowledge of the Company, the other parties thereto, and are enforceable against the Company and, to the Knowledge of the Company, the other parties thereto, in accordance with their respective terms, except as limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar applicable Law affecting the enforcement of creditors’ rights and (ii) general rules of equity. Each Material Contract is in full force and effect and constitutes the entire agreement by and between the parties thereto. The Company is, and at all times has been, in compliance in all material respects with the terms of each Material Contract. No party to any Material Contract has repudiated any material provision of any Material Contract. The Company is not in breach or default in any material respect, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default by the Company or permit termination, modification or acceleration, of or under any of the Material Contracts and, to the Knowledge of the Company, no other party to any of the Material Contracts is in breach or default in any material respect, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default in any material respect by such party, of or under any of the Material Contracts. The transactions contemplated by this Agreement will not result in or give rise to a right of termination in any Person with respect to any Material Contract. The Company has not received written notice of termination, cancellation, material reduction of services or non-renewal that is currently in effect with respect to any Material Contract and, to the Knowledge of the Company, no other party to a Material Contract plans to terminate, cancel or not renew, or materially reduce the services provided to it under, any such Material Contract.

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Section 4.08 Litigation.

(a)	There are no, and since the formation of the Company there have not been, any material Actions outstanding, pending or, to the Knowledge of the Company, threatened by or against the Company or relating in any way to the Company or the Business.

(b)	The Company is not now, nor since the formation of the Company has it been, subject to any Order applicable to the Company or the Business, or that relates to this Agreement or the transactions contemplated by this Agreement. To the Knowledge of the Company, no officer, employee, consultant or independent contractor appointed or employed or engaged by the Company is subject to any Order that prohibits such officer, employee, consultant or independent contractor from engaging in or continuing any conduct, activity or practice relating to the Business.

(c)	There are no Actions pending against, or, to the Knowledge of the Company, threatened by, against, relating to or affecting, Seller that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement. Seller is not subject to any Order applicable to Seller that relates to this Agreement or the transactions contemplated by this Agreement.

(d)	There are no Persons holding general or special powers of attorney with respect to the Company or the Business.

Section 4.09 Compliance with Laws; Permits.

(a)	The Company complies with all material Laws (including, without limitation, Trade Laws) applicable to the Company in all material respects. The Company has not received from any Governmental Authority any written notice of, or been charged with, any violations of any Law. There are no investigations by any Governmental Authority pending or, to the Knowledge of the Company, threatened involving or relating in any way to the Company or any of its directors, officers or employees.

(b)	The Company possesses no Permits and none are reasonably required for the ownership and operation of the Business as currently conducted.

(c)	Neither the Company, its directors, officers, nor, to the Knowledge of the Company, any agent, employee or other Person acting on behalf of the Company is, or has been since the formation of the Company: (i) a Sanctioned Person, or (ii) directly or indirectly engaging in any dealings with or involving any Sanctioned Person or Sanctioned Country.

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Section 4.10 Real Property.

(a)	The Company owns no real property and does not lease, sublease, license or otherwise occupy any real property.

(b)	The Company is not obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell, lease or acquire any real property.

Section 4.11 Intellectual Property; Software.

(a)	Section 4.11(a) of the Company Disclosure Schedule sets forth a list of all (i) registrations and applications for registration of Owned Intellectual Property (including Patents, Trademarks, Copyrights and domain names), and for each item listed, indicates the record owner, the jurisdiction and issuance, registration or application number and date, as applicable, of such item (collectively, “Registered Intellectual Property”), (ii) material unregistered Trademarks, and (iii) material Company Software. Each item of Registered Intellectual Property is subsisting and, except with respect to applications, is valid and, to the Knowledge of the Company, enforceable. None of the Registered Intellectual Property is subject to any maintenance fees or Taxes or any other actions that are necessary to maintain such Registered Intellectual Property, in any case falling due within ninety (90) days after the date hereof.

(b)	The Company owns, or has a valid right to use in the manner currently used, all Company Intellectual Property, free and clear of all Liens (other than Permitted Liens). No other Person has any ownership stake in any Owned Intellectual Property. Neither the Company, the operation of the Business infringes, misappropriates or otherwise violates, or has since the formation of the Company infringed, misappropriated or otherwise violated, the Intellectual Property rights of any third party.

(c)	No Owned Intellectual Property is subject to any outstanding judgment, injunction, Order, decree or agreement restricting the Company’s use or licensing thereof. The Company has not granted any exclusive license in any Owned Intellectual Property. None of the execution and delivery of this Agreement or any the agreements ancillary to this Agreement, or the consummation of the transactions contemplated by this Agreement, do or will contravene, conflict with, alter or impair the Company’s rights in any Company Intellectual Property. No Contract to which the Company is a party or by which the Company is bound would upon Closing grant or purport to grant to any Person any license, covenant not to sue or other rights related to Intellectual Property owned by Purchaser or any of its Affiliates (excluding the Owned IP).

(d)	The Company is not now, nor has been since its formation, party to any Action, or have otherwise received since its formation any written notice or claim from any Person, (i) alleging that the Company or the conduct of the Business is infringing, misappropriating or otherwise violating, or would infringe, misappropriate or otherwise violate by conducting any proposed or announced Business, any Intellectual Property of any Person (including any adverse offers to license) or (ii) challenging the ownership by the Company of or the validity or enforceability of any Owned Intellectual Property.

(e)	To the Knowledge of the Company, no other Person has since the formation of the Company infringed, misappropriated or otherwise violated the terms of any Owned Intellectual Property.

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(f)	The Company has taken commercially reasonable steps to protect the confidentiality of the Trade Secrets and other material confidential information included in the Owned Intellectual Property, including by disclosing such Trade Secrets and other material confidential information only to those employees and other Persons with a need to know, and only subject to a binding nondisclosure agreement or other obligation of confidentiality. To the Knowledge of the Company, there have been no material breaches of any such nondisclosure agreements or obligations of confidentiality.

(g)	No founder, current employee or independent contractor of the Company has expressly reserved any Intellectual Property under his or her assignment agreement where such Intellectual Property is used in the business of the Company or has refused to provide any requested assistance in connection with the perfection, prosecution, maintenance or enforcement of the Company’s rights in any material Owned Intellectual Property developed by that employee or contractor, or, to the Knowledge of the Company, is otherwise in violation of his or her assignment agreement. No funding, facilities or personnel of any Governmental Authority or institution of higher education were used in the development of any Owned Intellectual Property. All Company Intellectual Property used in or necessary to the conduct of the Business as currently conducted shall be owned or available for use by the Company immediately after the Closing on terms and conditions substantially the same as those under which the Company owned or used such Company Intellectual Property immediately prior to the Closing.

(h)	The Company has not licensed or provided to any Person, or allowed any Person to access or use, any source code for any Company Software, other than employees, contractors and consultants of the Company who have a need to access such source code and who owe confidentiality obligations to the Company with respect to such source code. No source code for any Company Software has been delivered or made available to any customer or escrow agent, and the Company does not have any obligation (whether current or conditional) to make any such delivery or disclosure. The Company possess current copies of all object code, source code and operating manuals for all Company Software included in the Owned Intellectual Property.

(i)	The Company does not use any artificial intelligence in connection with the production, design or manufacture of any products.

Section 4.12 Privacy and Data Security.

(a)	The Company and, to the Knowledge of the Company, its Data Processors, comply and have been in compliance in all material respects with all Company Privacy Policies, with all applicable Privacy Requirements and with all applicable contractual obligations relating to data privacy and security, including all third-party data protection agreements with which the Company has been contractually obligated to comply. The consummation of the transactions contemplated by this Agreement and any of the other agreements contemplated by this Agreement will not result in any material violation of any of the foregoing. All data of the Company, including Personal Data, will continue to be available for continued Processing by the Company following the Closing on the same terms and conditions as existed immediately before the Closing.

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(b)	The Company has conducted all international Processing of Personal Data in compliance in all material respects with applicable local Privacy Requirements and, to the extent required, has and has had in place appropriate compliance mechanisms to allow for the international transfer of Personal Data. The Company has obtained and maintained all approvals and licenses necessary to Process Personal Data and is Processing such Personal Data in accordance with the scope of such approvals and licenses (if any).

(c)	Where the Company uses a Data Processor to Process Personal Data, the Data Processor has provided written guarantees, warranties or covenants in relation to the Processing of Personal Data, including confidentiality and security measures, and has agreed to comply with those obligations in a manner sufficient for the Company’s compliance with Privacy Requirements.

(d)	Since its formation the Company has not received any written notice, letter, inquiry or complaint from a Governmental Authority or any Person alleging noncompliance or potential noncompliance with any Privacy Requirements or Company Privacy Policies, nor has the Company been subject to any Action or, to the Knowledge of the Company, threatened Action relating to compliance with Privacy Requirements or its Processing of Personal Data.

(e)	The Company has established, appropriately maintained and is in material compliance with an information security program that complies in all material respects with Privacy Requirements and that, when appropriately implemented and maintained, would constitute reasonable security procedures and practices appropriate to the nature of Personal Data. Since the formation of the Company there have not been any material violations of the Company’s information security program. The IT Systems currently used by the Company are in good working condition, do not contain any Malicious Code (to the Knowledge of the Company), and operate and perform as necessary to conduct the Business.

(f)	The Company has not suffered, nor is it currently suffering, a Security Incident. To the Knowledge of the Company, none of the Company’s Data Processors have suffered a Security Incident involving any Personal Data owned or provided by any the Company, or for which the Company is otherwise responsible. The Company has not notified, or been required to notify, any Person or Governmental Authority of any Security Incident or been adversely affected by any Malicious Code, ransomware or malware attacks, or denial-of-service attacks on any IT Systems. Since the formation of the Company, neither the Company nor, to the Knowledge of the Company, any third party acting at the direction or authorization of the Company, has paid any perpetrator of any actual or threatened Security Incident, including a ransomware or malware attack or a denial-of-service attack. The Company maintains cyber liability insurance with reasonable coverage limits.

Section 4.13 Insurance. The Company does not have or maintain any insurance policies.

Section 4.14 Investment Purpose. Seller is acquiring the Purchaser Common Stock solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Seller acknowledges that the shares of Purchaser Common Stock are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the shares of Purchaser Common Stock being acquired pursuant to this Agreement may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Seller is an accredited investor as defined under the Securities Act of 1933, as amended, is able to bear the economic risk of holding the Purchaser Stock for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

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Section 4.15 Finders’ Fees. Neither the Company nor Seller has, directly or indirectly, entered into any agreement with any Person that would obligate the Company or Seller to pay any commission, brokerage fee or “finder’s fee” in connection with the transactions contemplated by this Agreement.

Section 4.16 Labor Matters.

(a)	The Company is not party or subject to any collective bargaining agreements or other Contract with any labor organization or other representative of any employees, nor is any such Contract being negotiated. No labor union, works council or other collective bargaining unit represents or, to the Knowledge of the Company, claims to represent any of the Company’s’ employees; and to the Knowledge of the Company, there is no union campaign being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board certifications election with respect to the Company’s employees. The Company does not have any written notice or consultation obligations to any labor union, labor organization or works council, which is representing any employee, in connection with the execution of this Agreement or consummation of the transactions contemplated by this Agreement.

(b)	The Company has no employees and has never had any employees. The Company has provided to Purchaser a true and correct list of all independent contractors (to the extent applicable) of the Company, containing: (i) a unique identifier for each and independent contractor (to the extent applicable), (ii) the entity with which they are engaged and their location (country, state/province, and city), (iii) their start dates, (iv) their contract rate, (v) their target bonus rates or target commission rates, if any, and (vi) their work eligibility status.

(c)	The Company (i) is, and at all times since its formation has been, in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including, but not limited to, wages, hours, compensation, employee classification (either as exempt or non-exempt, or as a contractor versus employee), fringe benefits, paid sick leave, employment or termination of employment, leave of absence rights, employment policies, immigration, labor relations, affirmative action, government contracting obligations, equal employment opportunity and fair employment practices, disability benefits, workers’ compensation, unemployment insurance, health insurance continuation, whistle-blowing, privacy rights, harassment, discrimination, retaliation and working conditions or employee safety or health, (ii) has withheld and reported all amounts required by any Law or Contract to be withheld and reported with respect to wages, salaries and other payments or compensation to any current or former director, consultant or independent contractor of the Company, (iii) has no Liability for any arrears of wages or other compensation, or any Taxes or any penalty for failure to comply with any of the foregoing, and (iv) has no Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any employee of the Company (other than routine payments to be made in the normal course of business and consistent with past practice).

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(d)	There are currently no pending, and since the formation of the Company has not been any, Actions against the Company, or to the Knowledge of the Company, threatened to be brought or filed, by or with any Person or any Governmental Authority or arbitrator in connection with the employment or engagement of any current or former employee, applicant or contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage or hours violations, unpaid wages, misclassification, unpaid commissions, wrongful termination or any other employment-related matter arising under applicable Laws. Since the formation of the Company, the Company has not implemented or effectuated a “plant closing,” “mass layoff,” partial “plant closing,” “relocation” or “termination” (each as defined in the Worker Adjustment and Retraining Notification Act or similar state or local Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company.

(e)	Each Person providing services to the Company that has been characterized as a consultant or independent contractor and not as an employee has been properly characterized pursuant to applicable Law as such and the Company does not have any Liability arising out of the hiring or retention of Persons to provide services to the Company and treating such Persons as consultants or independent contractors and not as employees of the Company. All employees of the Company have been correctly classified as exempt or non-exempt for purposes of the Fair Labor Standards Act and any similar foreign or state Law, and overtime has been properly recorded and paid for all such employees classified as non-exempt.

(f)	Since the formation of the Company (i) to the Knowledge of the Company, no substantiated allegations of harassment, discrimination or retaliation have been made against (A) any officer or director of the Company, or (B) any employee of the Company who, directly or indirectly, supervises or has managerial authority over other employees of the Company, and (ii) the Company has not entered into any settlement related to allegations of harassment, discrimination or retaliation by an employee, contractor, director or officer of the Company.

Section 4.17 Employee Benefits.

(a)	The Company has no Company Plans in place, and has never had any Company Plan in place.

(b)	Neither the execution and delivery of this Agreement nor the approval or consummation of the transactions contemplated by this Agreement, in each case, whether alone or in combination with any other event, will result in any compensation becoming due to any current or former consultant, independent contractor or director of the Company.

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(c)	Neither the execution and delivery of this Agreement nor the approval or consummation of the transactions contemplated by this Agreement, in each case, whether alone or in combination with any other event, will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code. The Company does not have an obligation to make any “gross-up” or similar payments in respect of any Taxes that may become payable under Section 4999 of the Code or as a result of Section 280G of the Code.

(d)	The Company has no obligation to make any “gross-up” or similar payment in respect of any Taxes that may become payable as a result of Section 409A of the Code.

(e)	There are no outstanding loans or other extensions of credit made by the Company to any founder, officer, employee or director of the Company.

Section 4.18 Environmental Matters. No written notice, notification, demand, request for information, citation, summons or Order has been received, no complaint has been filed, no penalty has been assessed and no Action is pending or, to Knowledge of the Company, threatened by any Governmental Authority or other Person with respect to any matters relating to the Company or the Business and relating to or arising out of any Environmental Law. There are no material Liabilities of or relating to the Company of any kind whatsoever arising under or relating to any Environmental Law, and, to the Knowledge of the Company, there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such Liability. No Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released, by the Company or, to the Knowledge of the Company, any third party, at, on or under any property now or previously owned, leased or operated by the Company. The Company is, and at all times since its formation has been, in compliance in all material respects with all Environmental Laws. The Company has not retained or assumed, by contract or operation of Law, any Liabilities of third parties under any Environmental Laws. For purposes of this Section 4.18, the term “Company” shall include any entity which is, in whole or in part, a predecessor of the Company (including any former Subsidiary of the Company). The Company has made available to Purchaser true, complete and correct copies of final environmental reports, assessments (including any Phase I environmental site assessments), audits and studies that have been conducted by or on behalf of the Company or the Seller in connection with the Business.

Section 4.19 Tax Matters.

(a)	Since its formation, the Company has not been obligated to file, and has not filed, any Tax Returns.

(b)	The Company is not currently the subject of any Action, audit or other examination relating to Taxes, and the Company has not received written notice from any Governmental Authority that any such Action, audit or examination is proposed, pending or will be initiated in the future. No deficiency with respect to any Taxes has been asserted, assessed or proposed in writing against the Company that has not been fully paid, settled, compromised or otherwise resolved. No power of attorney has been granted with respect to any matter relating to Taxes of the Company that on the Closing Date will be in effect.

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(c)	The charges, accruals and reserves for Taxes with respect to the Company reflected on the books of the Company (excluding any provision for deferred Income Taxes) are adequate to cover their Liabilities for Taxes accruing through the end of the last period for which the Company has recorded items on its books, and since the end of the last period for which the Company has recorded items on its books, the Company has not incurred any Liability for Taxes, engaged in any transaction, or taken any other action, other than in the ordinary course of business.

(d)	The Company has complied in all material respects with all applicable Laws relating to the reporting, payment, and withholding of Taxes, and all Taxes which the Company is required to withhold or collect, including sales and use taxes, goods and services taxes, and all amounts required to be withheld for Taxes of any employee, independent contractor, creditor, customer, shareholder, or other Person have been duly withheld or collected and have been paid over to the proper Governmental Authorities. All information returns required to be filed by the Company have been filed, and all statements required to be furnished to payees by the Company have been furnished to such payees, and the information set forth on such information returns and statements is accurate and complete. The Company has correctly and consistently classified all service providers of the Company as employees or independent contractors for all purposes.

(e)	The Company has not entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes that will be in effect after the Closing, and no written request for such an agreement or waiver is outstanding.

(f)	The Company (i) is not a party to, or bound by, or has any obligation under, any Tax sharing agreement or similar Contract (other than an obligation arising under a commercial agreement the primary subject of which is not Taxes), (ii) has no obligation to indemnify any other Person with respect to Taxes, (iii) has never been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or any other group of corporations filing Tax Returns on a combined, consolidated, unitary or similar basis, (iv) is not party to any “closing agreement” (as described in Section 7121(a) of the Code or any corresponding or similar provision of state, local or foreign Law), Contract or arrangement with any Governmental Authority relating to Taxes that will be in effect after the Closing, and (v) has no Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 or similar provision of applicable Law, as a transferee or successor, by operation of Law or otherwise.

(g)	There are no Liens with respect to Taxes on any of the assets of the Company, other than statutory Liens for Taxes not yet due and payable.

(h)	There are no rulings, requests for rulings, or closing agreements relating to Taxes for which the Company may be liable.

(i)	No written claim has ever been made by an authority in a jurisdiction where the Company has not filed a particular type of Tax Return or paid a particular type of Tax that the Company is or may be required to file such a Tax Return or pay such type of Tax in such jurisdiction.

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(j)	The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) any change in (or use of an improper) method of accounting made prior to the Closing for a taxable period ending on or prior to the Closing Date under Section 481(a) of the Code (or any corresponding or similar provision of state, local or non-U.S. Laws), (ii) any intercompany transaction undertaken on or prior to the Closing Date, (iii) any closing agreement as described in section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iv) any installment sale or open transaction disposition made on or prior to the Closing Date, (v) any prepaid amount received or deferred revenue realized on or prior to the Closing Date, (vi) any gain recognition agreement in existence on or prior to the Closing Date to which the Company is a party under Section 367 of the Code (or any corresponding or similar provision of state, local or non-U.S. applicable Laws), or (vii) Section 965 of the Code to the extent relating to a period on or prior to the Closing Date.

(k)	The Company is not participating in, nor has ever consummated or participated in, any transaction which is or was a “tax shelter” transaction, as defined in Section 6662 or Section 6111 of the Code or the United States Treasury Regulations promulgated thereunder, any “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or United States Treasury Regulations Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local or foreign Law.

(l)	The Company has never distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code (or any similar provision of state, local or foreign Law).

(m)	The Company is, and has at all times been, resident in its jurisdiction of incorporation for Tax purposes and is not, and has not at any time been, treated as resident in any other jurisdiction (whether within or without the United States) for any Tax purpose (including any double taxation arrangement). The Company (i) does not have and has never had a permanent establishment in any country other than the country of its organization, (ii) has never engaged in a trade or business in any country other than the country in which it is organized that subjected it to Tax in such country, and (iii) is not, and has never been, subject to Tax in a jurisdiction outside the country in which it is organized.

(n)	The Company has not participated in or cooperated with an international boycott, within the meaning of Section 999 of the Code, nor have they had operations which are or may hereafter become reportable under Section 999 of the Code.

(o)	The Company (i) has complied with all legal requirements in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, and as of the Closing Date there is no such deferral outstanding, and (ii) has not received or claimed any tax credits under Section 2301 of the CARES Act or under Sections 7001 through 7005 of the Families First Coronavirus Response Act.

(p)	All debts of the Company have been properly classified as such for U.S. federal income tax purposes and no Governmental Authority has disallowed interest deductions with respect to the Company under Section 163 of the Code or any other section of the Code.

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(q)	The Company has not been the shareholder of a controlled foreign corporation within the meaning of Section 957 of the Code or a passive foreign investment company within the meaning of Section 1297 of the Code.

(r)	The Company is not a personal holding company within the meaning of Section 542 of the Code.

(s)	The Company is not nor has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time.

(t)	The Company is not subject to any joint venture, partnership, or other Contract which is treated as a partnership for federal income tax purposes.

(u)	The prices and terms for the provision of any property or services undertaken among the Company and its Affiliates are arm’s length for purposes of the relevant transfer pricing Laws, and all related documentation required by such Laws has been timely prepared or obtained and, if necessary, retained.

Section 4.20 Foreign Corrupt Practices Act. Since its formation, the Company has not, nor, to the Knowledge of the Company, no agent, employee or other Person acting on behalf of the Company has, directly or indirectly, been in violation of any applicable Law related to anti-corruption or bribery, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, in each case for the purpose of (a) improperly influencing an act or decision of such government official or improperly inducing such government official to use his or her influence or position to affect any act or decision of a Governmental Authority, (b) obtaining an improper business advantage, or (c) improperly obtaining or retaining business. The Company does not have any pending or anticipated disclosures to any Governmental Authority for (x) violations, or (y) facts or circumstances that would constitute a violation, in each case, of any applicable Law related to anti-corruption or bribery. There have been no violations of applicable Laws in any material respect by the Company related to anti-corruption or bribery that have been discovered by or brought to the attention of the Company since its formation.

Section 4.21 Related Party Transactions. The Company has not entered into any Contract with any officer, director, partner, employee, the Seller, or Affiliate of the Company or Seller, other than as set forth in Section 4.21 of the Company Disclosure Schedule.

Section 4.22 Major Customers and Vendors.

(a)	Customers. Section 4.22(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of, and identifies the revenues received from, each of the top ten (10) customers of the Company (based on revenues) for the current portion of 2025 (such customers, collectively, the “Major Customers”). The Company has not received any written notice from any Major Customer indicating, or have any reason to believe, that such Major Customer (x) may terminate and/or not renew any of its agreement(s) with the Company, or (y) otherwise may change other material terms of its business with the Company in a material and adverse way. Except as set forth in the Financial Statements, there are no material outstanding credits or discounts owed to any Major Customer.

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(b)	Vendors. Section 4.22(b) of the Company Disclosure Schedule sets forth a true, complete and correct list of, and identifies the dollar amount spent with respect to, each of the ten (10) vendors that accounted for the largest dollar volume of purchases by the Company, taken as a whole, during the current portion of 2025 (such vendors, collectively, the “Major Vendors”). The Company has not received any written notice from any Major Vendor indicating, or has any reason to believe, that such Major Vendor (x) may terminate and/or not renew any of its agreement(s) with the Company, or (y) otherwise may change other material terms of its business with the Company in a material and adverse way.

(c)	Since the formation of the Company, there have been no Actions between the Company, on the one hand, and a Major Customer or Major Vendor, on the other hand.

Section 4.23 Accounts Receivable. All material accounts receivable are, and as of the Closing will be, valid and existing accounts receivable acquired or arising from the performance of services, bona fide sales and delivery of goods and other business transactions in the ordinary course of business, subject to any reserves against accounts receivable reflected on the face of the Financial Statements. There are no material disputes or rights of setoff with respect to any of the accounts receivable that have not been reserved for on the Financial Statements. The Company has not engaged in any efforts outside the ordinary course of business to accelerate the collection of any accounts receivable or any activity that reasonably could be expected to result in sales of a product with payment terms longer than terms customarily offered by the Company for such product.

Section 4.24 Accounts Payable. All material accounts payable have arisen in the ordinary course of business consistent with past practices and none are delinquent or past due other than as reflected in the Financial Statements. There are no material disputes or rights of setoff with respect to any of the accounts payable that have not been reserved for on the Financial Statements. The Company has not engaged in any efforts outside the ordinary course of business consistent with past practices to delay the payment of their accounts payable.

Section 4.25 Export Control and Import Laws.

(a)	The Company is in material compliance with all applicable export control and import Laws and regulations, and with applicable Laws governing embargoes, sanctions and boycotts, including the Arms Export Controls Act (22 U.S.C. §§2751 et seq, ), the International Emergency Economic Powers Act (50 U.S.C. §§1701 et seq.), the Trading with the Enemy Act (50 U.S.C. app. § 1 et seq.), the International Boycott Provisions of Section 999 of the Code, the International Traffic in Arms Regulations (22 C.F.R. §§120 et seq.), the Export Control Reform Act (50 U.S.C. §§4801-4852), Export Administration Regulations (15 C.F.R. §§730 et seq.) and all rules, regulations and executive orders relating to any of the foregoing, the Laws administered by U.S. Department of State, U.S. Department of Commerce, the Office of Foreign Assets Control of the United States Department of the Treasury, and United States Customs and Border Protection (collectively, “Export Control and Import Laws”).

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(b)	The Company has obtained the appropriate approvals and licenses for exporting or providing its products in accordance with all applicable Export Control and Import Laws, except to the extent such approvals and licenses are not material. All such material export approvals or licenses in the United States and throughout the world are valid, current, outstanding and in full force and effect.

(c)	The Company has not, since its formation, provided, sold to or otherwise transferred, without any required approval from the U.S. or any other relevant Governmental Authority, any products, software, technology or services, directly to: (i) Iran, North Korea, Sudan, Syria, the Crimea, the so-called Donetsk People’s Republic (DNR) and the Luhansk People’s Republic (LNR), Russia or Belarus, or any other country or territory against which the United States maintains comprehensive economic sanctions; (ii) any instrumentality, agent, entity or individual that is acting on behalf of, or directly or indirectly owned or controlled by, any Governmental Authority of such countries or territories; (iii) nationals of such countries or territories; or (iv) any organization, entity or individual appearing on any list of prohibited or restricted parties, including the OFAC Specially Designated Nationals and Blocked Persons List and Foreign Sanctions Evaders List, the Denied Persons List, Entity List, and Unverified List, which are maintained by the Bureau of Industry and Security of the U.S. Department of Commerce.

(d)	The Company has not received any written or, to the Knowledge of the Company, other communication from any Governmental Authority alleging that the Company or any of its employees or agents has violated, is not in compliance with or has any material Liability under, any Export Control and Import Laws. The Company has not made, and the Company does not intend to make, any disclosure (voluntary or otherwise) to any Governmental Authority with respect to any potential violation or liability of the Company arising under or relating to any Export Control and Import Laws.

Section 4.26 Assets. The Company has good title to, or a valid leasehold interest in, or with respect to licensed assets, a valid license to use, all tangible personal property used or held for use by it in connection with the conduct of the Business, free and clear of all Liens other than Permitted Liens. The properties and assets (whether real or personal, tangible or intangible) owned by and leased to the Company constitute all of the rights, properties and assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business as currently conducted and as the Business has been conducted during the periods reflected in the Financial Statements and include all of the operating assets of the Business. All tangible personal property (including machinery and equipment) owned or leased by the Company is in reasonably good operating condition and repair, ordinary wear and tear excepted and subject to routine maintenance, and is suitable for the uses for which it is being used.

Section 4.27 No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Company Disclosure Schedule), none of Seller, the Company, or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Purchaser and its Representatives (including any information, documents or material delivered to Purchaser or made available to Purchaser in the electronic data room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in Law.

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Article V.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Seller as of the Closing Date and, with respect to the representations and warranties set forth in Section 5.01, Section 5.02(b) and Section 5.03, as of the Closing Date and as of the date of the issuance of any Earn-Out Shares, as follows:

Section 5.01 Organization and Power. Purchaser is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

Section 5.02 Authority and Enforceability.

(a)	The execution, delivery and performance by Purchaser of this Agreement and all agreements ancillary hereto to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, are within Purchaser’s corporate powers and have been duly and validly authorized by all necessary corporate action by Purchaser, and no other or further action or proceeding on the part of Purchaser is necessary to authorize the execution, delivery and performance by Purchaser of this Agreement and all agreements ancillary hereto to which it is or will be a party and the consummation by Purchaser of the transactions contemplated hereby and thereby. This Agreement and each Transaction Document to which Purchaser is or will be a party has been, or will be, duly executed and delivered by Purchaser, and each of them constitutes or will constitute a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as limited by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar applicable Law affecting the enforcement of creditors’ rights, and (b) general rules of equity.

(b)	Upon their issuance, the shares of Purchaser Common Stock comprising the Share Consideration and comprising any Earn-Out Shares shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens.

Section 5.03 Noncontravention. The execution and delivery of this Agreement and all agreements ancillary hereto to which Purchaser is or will be a party, and the consummation of the transactions contemplated hereby and thereby, will not (a) violate the provisions of Purchaser’s Organizational Documents, (b) violate in any material respect any Law or Order to which Purchaser is subject or by which any of its properties or assets is bound, (c) require Purchaser to obtain any consent or approval from, or give any notice to, or make any filing with any Governmental Authority, or (d) result in a breach of or constitute a default under (with or without due notice or lapse of time or both), give rise to any right of termination, cancellation or acceleration under, or require the consent of any third party to any material Contract to which Purchaser is a party or by which Purchaser or any of its properties or assets is bound.

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Section 5.04 Litigation.

(a)	There are no Actions pending against, or, to the Knowledge of Purchaser, threatened by, against, relating to or affecting, Purchaser that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

(b)	The Purchaser is not subject to any Order applicable to Purchaser that relates to this Agreement or the transactions contemplated by this Agreement.

Section 5.05 Finders’ Fees. There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of Purchaser who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement for which Seller may be liable.

Section 5.06 Acknowledgements and Confirmations. In entering into this Agreement, Purchaser has relied solely upon (a) Purchaser’s investigation of the Company and (b) the representations and warranties of the Seller set forth in Article IV (as qualified by the Company Disclosure Schedule) together with any representations and warranties made in any other Transaction Document and not on any other representations, warranties or statements (whether by another Person, Seller or the Company). Purchaser acknowledges and confirms that, except for the representations and warranties set forth in Article IV (as qualified by the Company Disclosure Schedule) together with any representations and warranties made in any other Transaction Document, none of the Seller, the Company, their respective Affiliates or any of their respective Representatives have made, or shall be deemed to have made, and Purchaser has not relied on and is not relying on, any other representation or warranty, express or implied, at law or in equity, in respect of the Company Stock or the assets and properties of the Company. Notwithstanding anything to the contrary, nothing in this Section 5.06 shall in any way limit or reduce any of the representations in Article IV (as qualified by the Company Disclosure Schedule) together with any representations and warranties made in any other Transaction Document or any claim in respect of Fraud. Purchaser further acknowledges and agrees that Seller makes no representation or warranty as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in Law, other than as specifically set forth herein.

Section 5.07 SEC Reporting and Compliance.

(a)	The Purchaser has filed with the Securities and Exchange Commission (the “Commission”) all registration statements, proxy statements, information statements and reports required to be filed pursuant to the Exchange Act. The Purchaser has not filed with the Commission a certificate on Form 15 pursuant to Rule 12h-3 under the Exchange Act.

(b)	True and complete copies of the registration statements, information statements and other reports (collectively, the “Purchaser SEC Documents”) filed by Purchaser with the Commission are available on the EDGAR system. None of the Purchaser SEC Documents, as of their respective dates or as of the date of any amendment thereto, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not misleading.

(c)	The shares of Purchaser Common Stock are quoted on the OTC Pink marketplace under the symbol “OLKR,” and the Purchaser is in compliance in all material respects with all rules and regulations of the OTC Markets Group applicable to it and the Purchaser Common Stock.

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Article VI. COVENANTS RELATED TO THE COMPANY

Section 6.01 Further Assurances. At and following the Closing Date, each of Seller and the Company shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement. In addition to the foregoing, the Seller will reasonably assist the Company and Purchaser, at the Purchaser’s cost, to complete audited financial statements for the Company within 71 days of the Closing Date.

Section 6.02 Employee Matters. Nothing contained in this Agreement, express or implied, shall confer upon any current or former employee, director, manager, officer or consultant of the Company any right to continued employment or service (or resumed employment or service), or any particular term of employment or service, subsequent to the Closing or any third-party beneficiary rights under this Agreement.

Article VII. COVENANTS RELATED TO the PURCHASER

Section 7.01 Further Assurances. At and following the Closing Date, Purchaser shall, and shall cause its Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Article VIII. SURVIVAL; INDEMNIFICATION

Section 8.01 Survival. The representations and warranties of the Seller and Purchaser contained in this Agreement will survive the Closing for a period of eighteen (18) months from the Closing Date; provided, however, that (a) the representations and warranties contained in Section 4.19 (Tax Matters) will survive the Closing until thirty (30) days after the expiration of the relevant statute of limitations, including any extensions thereof and (b) the representations and warranties contained in Section 4.17 (Employee Benefits) and Section 4.18 (Environmental Matters) will survive the Closing for a period of thirty-six (36) months from the Closing Date; and provided, further, that the Seller Fundamental Representations, the Purchaser Fundamental Representations, this Article VIII and 0 will survive the Closing indefinitely. All covenants and agreements contained herein will survive until fully performed in accordance with their terms. If a notice with respect to indemnification under Section 8.02 or Section 8.03 shall have been given pursuant to Section 8.05 within the applicable survival period, the representations, warranties, covenants and agreements that are the subject of such indemnification claim shall survive until the final resolution of such indemnification claim in accordance with the terms hereof.

Section 8.02 Seller’s Indemnification. Subject to the limitations set forth in this Article VIII, from and after the Closing, the Seller will defend, indemnify and hold harmless each Purchaser Indemnified Party from and against any and all Damages incurred or suffered by such Purchaser Indemnified Party (regardless of whether or not such Damages relate to any Third-Party Claim) based upon, in connection with or arising out of:

(a)	any inaccuracy or breach of any of the representations or warranties made by the Seller or the Company in this Agreement;

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(b)	any breach of, or failure to perform or comply with, any covenant or agreement of the Seller or the Company in this Agreement; or

(c)	any Indemnified Taxes.

Section 8.03 Purchaser’s Indemnification. Subject to the limitations set forth in this Article VIII, from and after the Closing, the Purchaser will defend, indemnify and hold harmless each Seller Indemnified Party from and against any and all Damages incurred or suffered by such Seller Indemnified Party (regardless of whether or not such Damages relate to any Third-Party Claim) based upon, in connection with or arising out of:

(a)	any inaccuracy or breach of any of the representations or warranties made by Purchaser in this Agreement; or

(b)	any breach of, or failure to perform or comply with, any covenant or agreement of Purchaser in this Agreement.

Section 8.04 Limitations on Liability.

(a)	Except for any indemnification claims based upon, in connection with or arising out of Fraud or intentional misrepresentation, or any indemnification claims based upon, in connection with or arising out any of the Seller Fundamental Representations or the representations and warranties contained in Section 4.19 (none of which are subject to the limitations in this Section 8.04(b)), the Seller will have no liability to the Purchaser Indemnified Parties for indemnification claims brought under Section 8.02(a) until the total amount of Damages in respect of indemnification claims under such Section 8.02(a) exceeds $25,000 in the aggregate (the “Basket Amount”), and then the Purchaser Indemnified Parties will be entitled to recover all such Damages, including the Basket Amount.

(b)	Except for any indemnification claims based upon, in connection with or arising out of Fraud or intentional misrepresentation, or any indemnification claims based upon, in connection with or arising out any of the Seller Fundamental Representations or the representations and warranties contained in Section 4.19 (none of which will be counted towards the Cap Amount), the maximum liability of the Seller for any and all Damages in respect of indemnification claims brought under Section 8.02(a) shall be limited to an amount equal to $1,000,000 (the “Cap Amount”).

(c)	Except for any indemnification claims based upon, in connection with or arising out of Fraud or intentional misrepresentation, or any indemnification claims based upon, in connection with or arising out any of the Purchaser Fundamental Representations or the obligations of the Purchaser to comply with the requirements herein to issue the Share Consideration or to comply with the provisions of Section 2.05 (none of which are subject to the limitations in this Section 8.04(c)), the Purchaser will have no liability to the Seller Indemnified Parties for indemnification claims brought under Section 8.03(a) until the total amount of Damages in respect of indemnification claims under such Section 8.03(a) exceeds the Basket Amount, and then the Seller Indemnified Parties will be entitled to recover all such Damages, including the Basket Amount.

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(d)	Except for any indemnification claims based upon, in connection with or arising out of Fraud or intentional misrepresentation, or any indemnification claims based upon, in connection with or arising out any of the Purchaser Fundamental Representations or the obligations of the Purchaser to comply with the requirements herein to issue the Share Consideration or to comply with the provisions of Section 2.05 (none of which will be counted towards the Cap Amount), the maximum liability of the Purchaser for any and all Damages in respect of indemnification claims brought under Section 8.03(a) shall be limited to the Cap Amount.

(e)	In calculating the amount of Damages recoverable pursuant to this Article VIII, the amount of such Damages shall be reduced by (i) any insurance proceeds actually received by the Indemnified Party from any unaffiliated insurance carrier offsetting the amount of such Damage, net of any expenses incurred by the Indemnified Party in obtaining such insurance proceeds (including the payment of a deductible with respect to the same and any premium increase directly attributable thereto), and (ii) any recoveries actually received by the Indemnified Party from other Persons pursuant to indemnification (or otherwise) with respect thereto, net of any expenses incurred by the Indemnified Party in obtaining such payment. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution, or other similar agreements for any Damages. If any Damages for which indemnification payments have actually been received by the Indemnifying Party hereunder are subsequently reduced by any insurance payment or other recovery actually received from another Person, the Indemnified Party shall promptly remit the amount of such recovery to the applicable Indemnifying Party (up to the amount of the payment by the applicable Indemnifying Party, after deducting therefrom the full amount of the expenses incurred by such Indemnified Party (x) in procuring such recovery or (y) in connection with such indemnification to the extent required to be, but which have not been, paid or reimbursed).

Section 8.05 Indemnification Procedures.

(a)	The Person seeking indemnification under this Article VIII (the “Indemnified Party”) shall give to the party(ies) from whom indemnification is sought (the “Indemnifying Party”) prompt written notice of any Third-Party Claim which may give rise to any indemnity obligation under this Article VIII, and the Indemnifying Party will have the right to assume the defense of any such claim through counsel of its own choosing, by so notifying the Indemnified Party within ten (10) days of receipt of the Indemnified Party’s written notice; provided, however, that such counsel must be reasonably satisfactory to the Indemnified Party. Failure of the Indemnified Party to give prompt notice shall not affect the Indemnifying Party’s indemnification obligations hereunder except to the extent the Indemnifying Party is materially prejudiced by such failure. If the Indemnified Party desires to participate in any such defense assumed by the Indemnifying Party, it may do so at its sole cost and expense; provided, however, that the Indemnified Party will be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if, in the reasonable judgment of counsel to the Indemnified Party, a conflict or potential conflict exists, or there are separate or additional defenses available to the Indemnified Party, that would make such separate representation advisable. If the Indemnifying Party declines to assume any such defense or fails to diligently pursue any such defense, then the Indemnifying Party will be liable for all reasonable costs and expenses incurred by the Indemnified Party in connection with investigating, defending, settling and/or otherwise dealing with such claim, including reasonable fees and disbursements of counsel. The parties hereto agree to cooperate with each other in connection with the defense of any such claim. The Indemnifying Party will not, without the prior written consent of the Indemnified Party, settle, compromise, or consent to the entry of any judgment with respect to any such claim (each, a “Settlement”), unless such Settlement (i) does not result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any Affiliate thereof, (ii) does not involve any remedies other than monetary damages, and (iii) includes an unconditional release of the Indemnified Party and its Affiliates for all Liability arising out of such claim and any related claim. The Indemnified Party will not, without the prior written consent of the Indemnifying Party, which will not be unreasonably withheld, delayed or conditioned, effect a Settlement with respect to any such claim.

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(b)	If an indemnification claim by any Indemnified Party is not disputed by the Indemnifying Party within twenty (20) days after the Indemnifying Party’s receipt of written notice thereof, or has been resolved by an Order of a Governmental Authority, by a Settlement of the indemnification claim in accordance with Section 8.05(a) or by agreement of the Indemnified Party and the Indemnifying Party (any of the foregoing, a “Resolution”), then the Indemnifying Party shall pay to the applicable Indemnified Party promptly following such Resolution an amount equal to the Damages of such Indemnified Party as set forth in such Resolution.

Section 8.06 Tax Treatment. Indemnification payments shall be treated as adjustments to the Share Consideration except as otherwise required by applicable Law.

Section 8.07 Exclusive Remedies. Subject to and except for Section 2.05 and Section 9.11, and except as otherwise specifically set forth herein, the parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims (other than claims of Fraud against a party hereto committing Fraud) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.07 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 9.11 or to pursue a claim of Fraud against a party hereto committing Fraud

Article IX. MISCELLANEOUS

Section 9.01 Confidentiality; Press Releases and Communication.

(a)	Neither party shall, and shall cause their respective Affiliates and its and their Representatives not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby or use the names of any other party to this Agreement or refer to their Affiliates, directly or indirectly, with respect to this Agreement or the transactions contemplated hereby in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of the other parties hereto, unless required by applicable Law.

(b)	The parties shall cooperate with respect to issuing communications to customers of the Company as to the change in ownership of the Company effective as of the Closing.

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Section 9.02 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted prior to 5:00 p.m. Eastern Time on a Business Day in the place of receipt (except if after 5:00 p.m. Eastern Time on a Business Day in the place of receipt or if not a Business Day then the next Business Day) via email to the email address set out below (provided that no “error” message or other notification of non-delivery is generated), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, or such other address or email address as such party may hereafter specify for the purpose by notice to the other parties hereto:

Notices to Purchaser (or to the Company following the Closing):

OpenLocker Holdings, Inc.

Attention:	Renger van den Heuvel, Chief Executive Officer
Email:

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attention:	Michael Neidell
Email:

Notices to Seller or the Company:

DIGITAL KNIGHT FINANCE S.Á.R.L.

Attn: Miguel Muñoz

14, rue Mathias Hardt, 1717, Luxembourg

Grand Duchy of Luxembourg

Email:

with a copy (which shall not constitute notice) to:

Anthony, Linder & Cacomanolis, PLLC

Attn: John Cacomanolis

1700 Palm Beach Lakes Blvd., Suite 820

West Palm Beach, FL 33401

Email:

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Section 9.03 Amendments and Waivers.

(a)	Subject to applicable Law, any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Purchaser and the Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)	No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as set forth in Section 8.07, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 9.04 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 9.05 Successors and Assigns. Without the prior written consent of each other party hereto, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement, including by merger, consolidation, operation of law, or otherwise, without the written consent of the all of the other parties and any purported assignment or delegation without such consent shall be null and void ab initio and of no force or effect. Notwithstanding the foregoing, at any time following December 31, 2027, without first obtaining such prior written consent, (a) Purchaser may assign its rights and/or delegate its obligations under this Agreement to any of its Affiliates, and (b) any or all of the rights and interests and/or obligations of Purchaser under this Agreement may be assigned as a matter of law to the surviving entity in any merger, consolidation, share exchange or reorganization involving Purchaser or any of its Affiliates. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and permitted assigns.

Section 9.06 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the conflicts of law rules of such state and as applied to contracts and agreements to be performed wholly within the State of Delaware.

Section 9.07 Jurisdiction; WAIVER OF JURY TRIAL.

(a)	The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Court of Chancery of the State of Delaware or, to the extent such court declines jurisdiction, any federal or state court located in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.02 shall be deemed effective service of process on such party.

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(b)	EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY THEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NEITHER THE OTHER PARTY NOR ITS REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS Section 9.07(b). ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.08 Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and any of which may be delivered electronically in portable document format (.pdf) or other electronic means intended to preserve the original graphic or pictorial appearance of a document. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Other than as specifically set forth herein, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 9.09 Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement. Each exhibit, annex, Schedule and the Company Disclosure Schedule shall be considered incorporated into this Agreement (unless such exhibits or Schedules are separate, executed agreements, in which case such agreement, when executed and delivered, shall constitute a document independent of this Agreement).

Section 9.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.11 Specific Performance. Each of the parties hereto acknowledges that the rights of each such party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any party, money damages may be inadequate and the allegedly non-breaching party(ies) may have no adequate remedy at law. Accordingly, the parties hereto agree that prior to a valid termination of this Agreement in accordance with this Agreement, the other parties to this Agreement, as the non-breaching party, shall have the right, in addition to any other rights and remedies existing in its favor at law or in equity, to enforce its rights and the other party’s obligations hereunder not only by an Action or Actions for Damages but also by an Action or Actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security). Each of the parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (i) any defenses in any Action for an injunction, specific performance or other equitable relief, including the defense that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity, and (ii) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief. The parties hereto further agree that by seeking the remedies provided for in this Section 9.11, a party shall not in any respect waive its right to seek any other form of relief that maybe available to a party under this Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PURCHASER:

OPENLOCKER HOLDINGS, INC., a Delaware corporation

By:
Name:	Renger van den Heuvel
Title:	Chief Executive Officer

COMPANY:

CRISP MOMENTUM INC.,
a Delaware corporation

By:
Name:	Aleksander Rubin
Title:	President

SELLER:

DIGITAL KNIGHT FINANCE S.Á.R.L.,
a Luxembourg Company

By:
Name:	Miguel Muñoz
Title:	Director

Exhibit A

Form of Stock Power

FOR VALUABLE CONSIDERATION, the receipt of which is hereby acknowledged, Digital Knight Finance S.á.r.l., a Luxembourg company (“Seller”) hereby assigns, transfers, and conveys to OpenLocker Holdings, Inc., a Delaware corporation, all of Seller’s right, title, and interest in and to 1,500 shares of common stock, par value $0.01 per share, of Crisp Momentum Inc., a Delaware corporation (the “Company”) and hereby irrevocably appoints the President and Secretary of the Company, and each of them, as Seller’s attorney-in-fact to transfer said share on the books of the Company, with full power of substitution in the premises.

Date: [___] July 2025

Digital Knight Finance S.á.r.l.

By:
Name:	Miguel Muñoz
Title:	Director